UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2014, Retrophin, Inc. (the “Company”) hired Laura M. Clague as the Company’s Chief Financial Officer, replacing Marc Panoff who will remain as an employee of the Company until February 28, 2015. The commencement of Ms. Clague’s employment with the Company was on November 17, 2014. A copy of the press release announcing the hiring of Ms. Clague is attached hereto as Exhibit 99.1.

Ms. Clague, age 54, previously served as the Chief Financial Officer of the San Diego and Ohio operations of Amylin Pharmaceuticals, Inc., a wholly owned subsidiary of Bristol-Myers Squibb. Prior to the acquisition by Bristol-Myers Squibb in 2012, Ms. Clague was the Vice President, Corporate Controller and Chief Accounting Officer of Amylin for 10 years, and during this time also served as the Chief Financial Officer of the Amylin/Lilly Collaboration that was responsible for products with $500+ million in annual net reported revenue. From 1988 to 1999, Ms. Clague was the director of finance and accounting operations for Sony Electronics, Inc. From 1985 to 1988, Ms. Clague served as internal audit supervisor at Cubic Corporation. From 1982 to 1985, Ms. Clague held various audit positions at KPMG. Ms. Clague also serves on the Board of Directors of LRAD Corporation where she chairs the Audit Committee and is on the Compensation Committee. Ms. Clague is a certified public accountant in the State of California, and has a B.S. in Business Administration from Menlo College.

In connection with her hiring as the Company’s Chief Financial Officer, Ms. Clague will be entitled to receive a base salary of $335,000 per year, and was granted a stock option to purchase up to 100,000 shares of the Company’s common stock (the “Option”), which will vest in 12 equal quarterly installments over three years. The Option has an exercise price equal to $9.45 per share, which was equal to the closing price of the Company’s common stock on the date of grant. In addition to a base salary, Ms. Clague is entitled to a discretionary annual performance-based cash bonus, with a target bonus equal to 40% of her base salary. Ms. Clague is also entitled to receive health care coverage under the Company’s medical, vision and dental plans, and can participate in the Company’s 401(k) Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Retrophin, Inc. dated November 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: November 17, 2014	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	CEO